Exhibit 99.1

Paylocity adds Virginia Breen to Board of Directors

SCHAUMBURG, Ill., September 17, 2018 (GLOBE NEWSWIRE) — Paylocity (Nasdaq: PCTY), a leading provider of cloud-based payroll and human capital management software solutions, today announced Virginia “Ginnie” Breen has joined the Company’s Board of Directors. Breen’s appointment brings the board total to seven.

“Ginnie will be a strong addition to the Board of Directors,” said Steve Beauchamp, Paylocity’s CEO. “Her experience working with other technology-driven and high-growth companies will serve Paylocity well as we continue to focus on expanding the business.”

Ms. Breen has been an investor and board member in institutional private and public equity for 30 years. She began her career at Donaldson, Lufkin & Jenrette (now Credit Suisse/First Boston) in investment banking in 1986 and moved to their venture capital affiliate, The Sprout Group, in 1988. Ms. Breen serves on the Board of Directors at Calamos Investments, Jones Lang LaSalle Income Property Trust, Neuberger Berman Investments and UBS Alternative Investments US. Ms. Breen holds an M.B.A. with highest honors from Columbia University and an A.B. in Computer Science from Harvard College.

“Joining the Board of Directors of Paylocity is a very exciting opportunity,” said Ms. Breen. “Paylocity’s focus on providing industry leading technology is clearly resonating with clients in the marketplace, as is the Company’s focus on its employees and culture.”

In addition to Ginnie Breen, Paylocity’s Board of Directors consists of Steve Sarowitz, Founder and Chairman of Paylocity; Steve Beauchamp, CEO of Paylocity; Jeff Diehl, Managing Partner & Head of Investments with Adams Street Partners; Ronald Waters, business consultant and former President, Director and CEO of LoJack; Andres Reiner, President, CEO and Director of PROS Holdings, Inc., and Ellen Carnahan, Principal of Machrie Enterprises.

About Paylocity

Paylocity is a leading provider of cloud-based payroll and human capital management, or HCM, software solutions. Paylocity’s comprehensive and easy-to-use solutions enable its clients to manage their workforces more effectively.  Paylocity’s solutions help drive strategic human capital decision-making and improve employee engagement by enhancing the human resource, payroll and finance capabilities of its clients. For more information, visit www.paylocity.com.

CONTACT: Ryan Glenn

investors@paylocity.com

www.paylocity.com